[To be signed and dated as of the effective date of the Registration Statement]

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Novavax, Inc. 9920 Belward Campus Drive Rockville, Maryland 20850 USA

Dear Sirs

Re: Combination of Novavax, Inc. and Isconova AB

We have acted as legal counsel to Novavax, Inc., a Delaware corporation (“Novavax”), in connection with the proposed combination (the “Combination”) of Novavax and Isconova AB (publ), a Swedish corporation (“Isconova”), pursuant to a public offer to the shareholders and holders of warrants of Isconova as described in a press release issued by Novavax on June 4, 2013 (the “Offer Press Release”). You have requested our opinion regarding certain Swedish income tax consequences of the Combination.

The Combination will be structured as follows. Novavax has offered to exchange shares of Novavax common stock for all of the issued and outstanding shares in Isconova (the “Isconova Shares”) and a cash payment for all of the outstanding warrants to subscribe for shares of Isconova (the “Isconova Warrants”) (together the “Exchange Offer”). Following the completion of the exchange pursuant to the Exchange Offer, Novavax intends to initiate compulsory acquisition proceedings under Swedish law to acquire for cash any issued and outstanding Isconova Shares and Isconova Warrants not acquired by Novavax pursuant to the Exchange Offer.

For purposes of rendering our opinion, we have reviewed and relied upon (a) the proposed Combination being completed pursuant to the terms described in the Offer Press Release and the registration statement on Form S-4 (No. [ ]) filed by Novavax with the Securities and Exchange Commission on June [14], 2013 (the “Registration Statement”), and all of the other agreements and documents related to and delivered in connection with the Exchange Offer, and (b) such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.

Our opinion is based on the provisions of the Swedish Income Tax Act (SFS 1999:1229), as amended, the published administrative positions of the Swedish tax authorities contained in rulings and procedures, and court decisions, in each case as in effect on the date of this opinion. All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. In addition, our opinion is not binding on the Swedish tax authorities or the courts. Accordingly, there is no assurance that the Swedish tax authorities will not assert a contrary position or that a court would not agree with such a contrary position.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Combination will be consummated in accordance with the terms of the Exchange Offer.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the heading “Terms of the Exchange Offer – Certain Material Swedish Tax Considerations” describe all material Swedish income tax consequences of the Combination.

We express no opinion as to the law of any jurisdiction other than Sweden.

We consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the heading “Legal Matters.”

This opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Yours faithfully,

SETTERWALLS ADVOKATBYRÅ AB

/s/ Christian Sjöqvist	/s/ Jörgen S. Axelsson